Exhibit 99.1


                                  NEWS RELEASE

                     ABRAXAS COMMENCES CONSENT SOLICITATION
                       OF THE HOLDERS OF ITS 11 1/2% NOTES

SAN ANTONIO, TX (June 3, 2004) - Abraxas Petroleum Corporation (AMEX:ABP) announced today the commencement of a consent solicitation relating to its 11 1/2% Secured Notes due May of 2007. The record date for the Consent Solicitation is May 3, 2004. As of the record date there was approximately $128.0 million aggregate principal amount of the notes outstanding. Abraxas is soliciting consents to modify the covenant currently limiting the Company to $10 million per year in capital expenditures. Assuming holders of a majority of the principal amount of the notes consent, capital expenditures will instead be limited so that the ratio of the Company's consolidated EBITDA (as determined under the Indenture) to the sum of the Company's consolidated cash interest expense plus its capital expenditures minus the net proceeds the Company receives from certain qualifying equity security or subordinated debt offerings must not be less than 1.0 to 1.0 for any fiscal year beginning with the fiscal year ending December 31, 2004.

The consent payment to be paid for each consent properly delivered prior to the expiration of the consent solicitation will be $10 in cash for each $1,000 principal amount of notes. If consents received from Holders exceed the majority consent requirement, Abraxas will pay the consent payment on a pro rata basis. Holders of notes who do not consent will not be eligible to receive the consent payment. The consent solicitation will be open until 5:00 p.m., New York City time, on Monday, June 14, 2004, unless terminated or extended by Abraxas in its sole discretion.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consent with respect to any securities. The consent solicitation is being made solely by a Consent Solicitation Statement dated June 3, 2004.

Guggenheim Capital Markets, LLC is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at 212-381-7500. Global Bondholder Services Corporation is serving as Tabulation Agent and Information Agent in connection with the consent solicitation. Questions regarding the delivery procedures for the consents and requests for additional copies of the consent solicitation statement or related documents may be directed to the Information Agent at 212-430-3774.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com